Sigma Labs Reports Third Quarter 2019 Financial Results

Recent Progress with OEMs, End Users and Additive Manufacturing Integrators Position Sigma for Commercial Revenue Growth in 2020

SANTA FE, NM - November 14, 2019 - Sigma Labs, Inc. (NASDAQ:SGLB) (“Sigma Labs”), a leading developer of quality assurance software for the commercial 3D printing industry, reported its financial and operational results for the third quarter ended September 30, 2019.

Key Third Quarter 2019 and Subsequent Highlights

●	Awarded two-machine contract and selected for Phase 2 test and evaluation program of PrintRite3D® in-process quality assurance software by leading global energy technology company.

○	Customer provides technology and services that enable oil and gas companies in over 120 countries to deliver safe, affordable energy to the world.

●	Selected by major Japanese OEM machine tool manufacturer for a test and evaluation program of PrintRite3D real time melt pool analytics at OEM’s R&D center in Japan.

●	Awarded contract by VTT Technical Centre of Finland to install PrintRite3D at the VTT 3DMetalprint Centre for Additive Manufacturing, enabling VTT to best support its customers development activities.

●	Chief Technology Officer Darren Beckett to demonstrate PrintRite3D on-site and speak at Formnext 2019 – the leading global exhibition on additive manufacturing and the next generation of intelligent industrial production in Frankfurt, Germany on November 19-22, 2019.

○	CTO Darren Beckett will also present on the integration of PrintRite3D into Materialise’s MCP control system in the Materialise (NASDAQ: MTLS) Booth at Formnext 2019.

●	Selected by a major international OEM machine manufacturer to deploy two PrintRite3D quality assurance software programs as part of an evaluation process for a broader rollout.

●	Selected by Airbus (AIR:FP / OTC: EADSY), a global leader in aeronautics, space and related services to deploy the PrintRite3D version 5.0 software product into a fusion printer as part of a testing and evaluation program ahead of a larger potential commercial rollout throughout the Airbus organization.

●	Results from testing and evaluation (“RTE”) programs underway through the end of the third quarter of 2019 have shown favorable results:

○	Global energy technology company – Phase 1 RTE successful, proceeded to final, Phase 2 RTE;

○	Major contract manufacturer – Initiated second Phase 1 RTE program on new machine type, following up on success of initial Phase 1 RTE from March 2019;

○	Major international OEM machine manufacturer – Accelerated Phase 1 RTE underway;

○	Airbus – Phase 1 RTE successfully underway, anticipate Phase 2 RTE by end of Q4 2019; and

○	Materialise – Phase 1 RTE successfully underway with Materialise, anticipate Phase 2 RTE by end of Q4 2019.

●	Materialise has requested Sigma’s Chief Technology Officer to lead a public talk on the implementation of PrintRite3D with Materialise’s MDC Control System.

●	PrintRite3D Patent Estate: Expanded its robust intellectual property portfolio to 34 issued and pending patents both domestically and internationally, with notices of allowance for two issued patents received as recently as November 2019.

●	Showcased PrintRite3D quality assurance software at the Additive Manufacturing Conference 2019, in Austin, Texas on August 27-29.

●	Appointed accomplished financial executive Frank D. Orzechowski as Chief Financial Officer, bringing over 30 years of operational experience to the Sigma Labs team.

●	Engaged leading international investor relations specialists MZ Group to lead a comprehensive strategic investor relations and financial communications program across all key markets.

Management Commentary

“The third quarter of 2019 was highlighted by continued success in engaging both OEMs and end-users as PrintRite3D customers, driving continued industry awareness and developing promising commercial opportunities,” said John Rice, Chairman and Chief Executive Officer of Sigma Labs.

“Notably, we were recently selected by a major Japanese OEM machine tool manufacturer entering the commercial metal 3D printing market, as well as an unnamed major international OEM machine manufacturer, to deploy PrintRite3D systems for their respective evaluation programs. We believe a partnership to integrate our technology at the OEM level for any major additive manufacturing machine OEM, such as those we are in evaluations with now, could drive notable license revenue growth in the short term and very significant pass-through revenue from the OEM’s customers in the mid and long term. We are pleased and encouraged by the robust interest we continue to see from industry OEMs and look forward to providing our shareholders with an update as these evaluations progress over the next several months.

“On the end-user front, we continue to see intense interest in PrintRite3D as manufacturers seek to reduce their quality risks, material waste, and uncertainty and expense of post-process inspection from their additive manufacturing processes. Recently announced global energy technology company, and our second major Test and Evaluation customer, has now placed an order for Phase 2 deployment of our technology which they have advised Sigma will enable them to determine if our equipment should be integrated into their serial production equipment. We expect Phase 2 testing and evaluation to take substantially less time than Phase 1. Our third major end-user and contract manufacturer is also having us deploy our technology on a second round of equipment. Airbus (AR.PA), an international aerospace company, was our fourth major announcement on the end-user front and substantial progress has been made implementing IPQA® to ensure process quality by identifying thermal signatures of defects found in both process and parts. On the integration front, we recently partnered with VTT Technical Centre of Finland, who leads international research and technology adoption for private and public sectors. We believe that our two-pronged commercialization model, targeting both additive manufacturing machine OEMs as well as end-users, will allow us to most rapidly aggregate market share while most efficiently monetizing our incredible quality assurance software,” continued Rice.

“On a new front, commencing in June 2019, Sigma opened a third channel to market with the release of PrintRite3D®5.0. Sigma brought a user-friendly version of its product to market that no longer requires substantial onsite customer support from Sigma. Therefore, the company commenced calling on research tanks, universities and small users to open a ‘retail’ channel. As of today, the pipeline of signed purchase orders (PO) in the channel total $317,000 and we have verbal commitments for PO’s totaling approximately $895,000.

“In terms of broader industry awareness, we are undertaking several exciting initiatives to share the numerous success stories from our PrintRite3D technology. Ron Fisher, our Vice President of Business Development, hosted successful PrintRite3D demonstrations for high-level industry executives in Austin, Texas at the Additive Manufacturing Conference 2019 in late August. In addition, our Chief Technology Officer Darren Beckett will showcase our PrintRite3D technology later this month at Formnext 2019, the additive manufacturing sector’s premier global exhibition in both the Sigma Labs’ booth as well as in the booth of our strategic partner and leading 3D printing solutions provider, Materialise. We are particularly excited about Formnext 2019 and the immense commercial potential that could stem from this event.

“We continue to align ourselves with thought leaders in the additive manufacturing space and I believe our partnership with VTT Technical Centre of Finland is a testament to this, as they enter in our PrintRite3D installation and testing network of our third party Additive Technology resources and influencers composed of the Fraunhofer Institute in Germany, the Manufacturing Technology Center in England and the National Institute of Standards and Technology (NIST) in the U.S. As part of that VTT contract win, we beat out a major global additive manufacturing machine OEM in a head-to-head technology comparison that scored our competitor as ‘unable to perform’ key features provided by PrintRite3D®. To work with an organization like VTT, an established innovation leader supporting leading brands worldwide through their 3D metal printing facility, is particularly exciting as it opens the door to their innovation-centric customer base.

“A very important asset that I believe separates us from the competition as we ramp up commercialization is our broad span of intellectual property comprising numerous trade secrets, nine patents granted, and 25 pending in both the U.S. and around the globe. A year ago, today, we didn’t have a fully hardened and fully user-friendly commercial product to sell and in 12 short months, we now have a hardened commercial industrial user-friendly product with 19 beta customers who are some of the largest industrial companies on the planet and in the top echelon of additive manufacturing OEMs,” explained Rice.

“We are also seeing increasing momentum from major industry players into the fourth quarter and believe that as our initial testing and evaluation programs come to a close, such as those with Airbus, our recently announced global energy technology company or our unnamed end-user as well as the additive manufacturing machine OEM partners, we believe we will begin to secure noteworthy commercial orders as they aggressively roll-out our technology organization-wide. Current evaluation programs underway, when paired with the business development in queue for Formnext 2019, provides me with a high level of confidence in our ability to scale revenues significantly into 2020 and beyond.

“Additive manufacturing is, in our mind, undoubtedly the next industrial revolution and we are on the forefront of revolutionizing an essential element for its widely forecast leap to serial manufacturing. The flexibility inherent to additive manufacturing, combined with the increased quality and decreased risks, waste and costs accomplished with our PrintRite3D technology, create an unbeatable combination. A recent study by E&Y found that an incredible 78% of aerospace companies already leverage this technology for high-value applications, while the opportunity for additive manufacturing in serial production is immense and will continue to grow as costs for the technology continues to come down over time, in part due to the level of savings that our PrintRite3D quality assurance software provides.

“I look forward to sharing our story with the investment community at the upcoming LD Micro Main Event on December 10th in Los Angeles, California. There is an immense opportunity facing Sigma Labs today and I am eager to execute upon it, creating sustainable long-term value for our shareholders,” concluded Rice.

Third Quarter 2019 Financial Results

Revenue for the third quarter of 2019 was $171,003, as compared to $128,593 in the third quarter of 2018. Under the company’s 2019 RTE program, the company has outlined the following near-term revenue pipeline:

●	RTE Program: The revenue potential from the conversion of a single unit test run into a permanent license sale is as follows and assumes $125,000 for a single unit:

○	$25,000 upon executing the RTE and $100,000 after the phase 1 RTE is completed to buy the equipment. Management estimates that a successful follow-on Phase 2 RTE on two or three additional units may result in upwards of $250,000 to $375,000 in revenues.

●	End-User: Potential revenue realizable from a successful RTE that leads to deployment on production line equipment ranges between $2.0 million - $4.0 million per average major end-user. Management estimates that at least three RTE end-user companies will determine in Q4 2019 and 2020 whether to launch deployment of PrintRite3D 5.0 on their production equipment.

●	OEM Engagements: Management estimates based upon current engagements that no less than three OEM’s will determine whether to seek licenses for Sigma Labs’ PrintRite3D with meaningful license revenue potential for 2020, and significant potential in 2021. These licenses all have annual maintenance recurring revenue options.

●	Retail (Research - Universities): As of today, the pipeline of signed purchase orders (PO) in the channel total $317,000 and we have verbal commitments for PO’s totaling approximately $895,000.

Gross loss in the third quarter of 2019 was $7,757, as compared to a gross profit of $72,284, or 56.2% of revenues, in the third quarter of 2018. The decrease in our gross margin is primarily attributable to the additional travel and labor costs associated with the on-site and remote collaboration involved in the growth of the company’s Test and Evaluation programs.

Total operating expenses were $1.6 million in the third quarter of 2019, as compared to $1.4 million in the third quarter of 2018. The company added two application engineers, two software engineers and one business development employee during the first nine months of the year. Our current employee headcount is expected to be sufficient through the first half of 2020.

Cash used in operating activities was $4.5 million for the nine months ended September 30, 2019 compared to $2.7 million in the nine months ended September 30, 2018.

●	The company made a considerable investment in inventory through the first three quarters of 2019 due to increased new RTE programs, expansion of existing programs, and PrintRite3D sales resulting from the new “retail” market channel. Total inventory has increased from $240,086 at the end of 2018 to $712,587 at September 30, 2019.

●	Additional spending in internal research and development through September 30th was related to our continued acceleration of technology development of Version 5.0 of our PrintRite3D® platform.

●	Management expects cash usage to decrease during the fourth quarter of 2019 as major initiatives in these areas have been completed.

Net loss in the third quarter of 2019 totaled $1.6 million, or $(0.12) per share, compared to a net loss of $1.3 million, or $(0.16) per share, in the third quarter of 2018.

Cash totaled $1.1 million at September 30, 2019, as compared to $0.7 million at June 30, 2019 and $1.3 million at December 31, 2018. Sigma Labs completed a $2.3 million public offering of common stock on August 2, 2019.

“The foundation building for our PrintRite3D commercial launch has largely been completed from a financial perspective in the third quarter of 2019,” said Chief Financial Officer Frank Orzechowski. “Notable improvements to our sales infrastructure and channels have been made that resulted in several new RTE programs which can be seen in our growing inventory metric and why we thought it was important to articulate the multiple revenue opportunities currently underway with licensing partners and end-users. Moreover, in the fourth quarter, the pipeline of verbally committed and or signed purchase orders in the channel currently totals $1.2 million. I am also happy to report that we are in active negotiations with OEM partners for strategic alternatives who currently see the immense value in our enterprise and look forward to providing an update on that front as they develop,” concluded Orzechowski.

Third Quarter 2019 Results Conference Call

Sigma Labs will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2019. Sigma Labs Chairman and CEO John Rice and CFO Frank Orzechowski will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Thursday, November 14, 2019
Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time
Toll-free dial-in number:	1-877-407-9039
International dial-in number:	1-201-689-8470
Conference ID:	13695352

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=136449 and via the investor relations section of the Company’s website at www.sigmalabsinc.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through November 28, 2019.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13695352

About Sigma Labs

Sigma Labs, Inc. (NASDAQ: SGLB) is a leading provider of quality assurance software to the commercial 3D printing industry under the PrintRite3D® brand. Founded in 2010, Sigma is a software company that specializes in the development and commercialization of real-time computer aided inspection (CAI) solutions known as PrintRite3D® for 3D advanced manufacturing technologies. Sigma Labs’ advanced computer-aided software product revolutionizes commercial additive manufacturing, enabling non-destructive quality assurance mid-production, uniquely allowing errors to be corrected in real-time. For more information, please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on April 1, 2019 and which may be viewed at www.sec.gov.

Investor Contact:

Chris Tyson
Managing Director
MZ Group - MZ North America
949-491-8235
SGLB@mzgroup.us
www.mzgroup.us

Sigma Labs, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30, 2019	December 31, 2018

ASSETS
Current Assets:
Cash	$1,111,430	$1,279,782
Accounts Receivable, net	81,203	38,800
Note Receivable	-	121,913
Inventory	712,587	240,086
Prepaid Assets	246,446	67,255
Total Current Assets	2,151,666	1,747,836

Other Assets:
Property and Equipment, net	164,962	277,944
Intangible Assets, net	559,147	404,978
Investment in Joint Venture	500	500
Total Other Assets	724,609	683,422

TOTAL ASSETS	$2,876,275	$2,431,258

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$423,059	$217,488
Notes Payable	50,000	50,000
Deferred Revenue	99,843	51,498
Accrued Expenses	199,338	376,833
Total Current Liabilities	772,240	695,819

TOTAL LIABILITIES	772,240	695,819

Commitments & Contingencies

Stockholders’ Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding, respectively	-	-
Common Stock, $0.001 par; 22,500,000 shares authorized; 14,037,590, and 8,776,629 issued and outstanding, respectively	14,038	8,777
Additional Paid-In Capital	26,543,139	21,501,407
Accumulated Deficit	(24,453,142)	(19,774,745)
Total Stockholders’ Equity	2,104,035	1,735,439

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,876,275	$2,431,258

Sigma Labs, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

REVENUES	$171,003	$128,593	$269,035	$330,671

COST OF REVENUE	178,760	56,309	335,939	198,672

GROSS PROFIT (LOSS)	(7,757)	72,284	(66,904)	131,999

OPERATING EXPENSES:
Salaries & Benefits	644,800	524,508	1,738,716	1,349,214
Stock-Based Compensation	154,202	198,578	628,768	783,167
Operating R&D Costs	212,230	139,090	476,346	356,112
Investor & Public Relations	194,130	142,821	509,237	426,417
Legal & Professional Service Fees	116,221	185,676	519,710	502,028
Office Expenses	186,430	131,629	536,608	337,671
Depreciation & Amortization	52,636	48,013	150,222	143,587
Other Operating Expenses	40,265	30,772	117,470	102,532
Total Operating Expenses	1,600,914	1,401,087	4,677,077	4,000,728

LOSS FROM OPERATIONS	(1,608,671)	(1,328,803)	(4,743,981)	(3,868,729)

OTHER INCOME (EXPENSE)
Interest Income	4,812	9,862	17,610	26,948
State Incentives	-	-	51,877	-
Exchange Rate Gain (Loss)	(549)	(606)	(3,259)	697
Interest Expense	(2,149)	(1,278)	(6,407)	(2,688)
Other Income	5,763	-	5,763	-
Loss on Disposal of Assets	-	-	-	(36,733)
Total Other Income (Expense)	7,877	7,978	65,584	(11,776)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,600,794)	(1,320,825)	(4,678,397)	(3,880,505)

Provision for income Taxes	-	-	-	-

Net Loss	$(1,600,794)	$(1,320,825)	$(4,678,397)	$(3,880,505)

Net Loss per Common Share – Basic and Diluted	$(0.12)	$(0.16)	$(0.43)	$(0.62)

Weighted Average Number of Shares Outstanding – Basic and Diluted	12,851,601	8,281,338	10,996,271	6,295,658

Sigma Labs, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018
OPERATING ACTIVITIES
Net Loss	$(4,678,397)	$(3,880,505)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	150,222	143,587
Stock Based Compensation	628,768	793,492
Stock Issued for third Party Services	17,110	-
Loss on Write-off of Asset	-	36,733
Change in assets and liabilities:
Accounts Receivable	(42,403)	(7,501)
Interest Receivable	1,391	36,154
Inventory	(472,501)	(21,280)
Prepaid Assets	(179,191)	(25,486)
Accounts Payable	205,571	169,520
Deferred Revenue	48,345	18,550
Accrued Expenses	(177,494)	40,797
NET CASH USED IN OPERATING ACTIVITIES	(4,498,579)	(2,695,939)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(33,487)	(55,147)
Purchase of Intangible Assets	(157,922)	(107,152)
Payment Received from Notes Receivable	120,522	632,197
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(70,887)	469,898

FINANCING ACTIVITIES
Proceeds from issuance of Series B Preferred & Warrants	-	1,000,000
Proceeds from issuance of Series C Preferred & Warrants	-	350,000
Gross Proceeds from issuance of Common Stock and Warrants	4,981,220	2,040,100
Less Offering Costs	(655,954)	(443,700)
Dividend on Preferred		(7,486)
Proceeds from exercise of Warrants	75,848	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,401,114	2,938,914

NET CHANGE IN CASH FOR PERIOD	(168,352)	712,873

CASH AT BEGINNING OF PERIOD	1,279,782	1,515,674

CASH AT END OF PERIOD	$1,111,430	$2,228,547

Supplemental Disclosures:
Noncash investing and financing activities disclosure:
Conversion of Convertible Debt for Stock	$-	(50,000)
Common Stock issued for conversion of Series B Preferred	-	1,100
Common Stock issued for cashless exchange of Warrants	-	5
Other noncash operating activities disclosure:
Issuance of Common Stock for services	245,111	223,774
Disclosure of cash paid for:
Interest	$2,514	$12,205
Income Taxes	$-	$-